UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 28, 2014

BSD MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32526	75-1590407
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2188 West 2200 South

Salt Lake City, Utah 84119

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (801) 972-5555

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2014, BSD Medical Corporation (the “Company”) announced that the Company’s President and Chief Executive Officer, Mr. Harold R. Wolcott, will relinquish his positions as President and Chief Executive Officer of the Company upon the Company’s hiring of a new President and Chief Executive Officer.  Mr. Wolcott will continue to serve on the Company’s board of directors and on the search committee responsible for finding the Company’s next chief executive officer.

On April 28, 2014, the Company entered into a letter agreement with Mr. Wolcott, pursuant to which Mr. Wolcott will receive severance benefits that supersede the severance benefits Mr. Wolcott was previously entitled to receive under his employment agreement.  Pursuant to the letter agreement, if Mr. Wolcott ceases to serve as President and Chief Executive Officer of the Company for any reason (other than for cause), the Company will pay to Mr. Wolcott an amount equal to his current base salary, and the vesting of his equity awards will immediately vest and become exercisable.  Notwithstanding the foregoing, if Mr. Wolcott voluntarily terminates his service with the Company without good reason before the first to occur of (1) the expiration of six months from the date of the letter agreement, or (2) the selection of a new chief executive officer by the Company, then the Company will not be obligated to pay the severance benefits described in this paragraph.

A copy of the letter agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference, and a copy of the press release announcing a Chief Executive Officer succession plan is attached hereto as Exhibit 10.2.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement, dated April 28, 2014, between the Company and Harold R. Wolcott
10.2	Press Release dated April 29, 2014 announcing a Chief Executive Officer succession plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BSD MEDICAL CORPORATION

Date: April 29, 2014

By: /s/ William S. Barth
Name: William S. Barth
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated April 28, 2014, between the Company and Harold R. Wolcott
10.2	Press Release dated April 29, 2014 announcing a Chief Executive Officer succession plan